UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 11, 2014

Hampden Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33144	20-5714154
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

19 Harrison Avenue, Springfield, Massachusetts 01102
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (413) 736-1812

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01. Other Events
On September 11, 2014, Hampden Bancorp, Inc. (the “Company”), the holding company for Hampden Bank, issued a press release announcing the completion of the Company’s previously announced Seventh Stock Repurchase Program (the “Seventh Program”) and the commencement of the Company’s previously announced Eighth Stock Repurchase Program (the “Eighth Program”) for the purchase of up to 275,525 shares. Under the Seventh Program, which was approved by the Company’s Board of Directors on August 7, 2012 and commenced on December 13, 2012, a total of 289,106 shares were purchased at a total cost to the Company of approximately $4.6 million, or an average price of $15.74 per share.

Any repurchases under the Eighth Stock Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that all purchases under the Eighth Program will be completed within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period. A copy of the press release is attached as Exhibit 99.1 and incorporated herein.

Item 9.01.   Financial Statements and Exhibits.
(d)           The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release dated September 11, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampden Bancorp, Inc.
(Registrant)

Date: September 11, 2014	By:	/s/ Tara G. Corthell
Tara G. Corthell
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 11, 2014.